Exhibit 99.1

Contact:
Dave Ryan	980.299.5641

Albemarle Announces Completion of Lithium Joint Venture with Mineral Resources Limited

•	JV provides risk-adjusted access to high-quality spodumene source, further diversifying Albemarle’s lithium asset base

•	Strengthens Albemarle’s position in the long-term by increasing capacity to support future demand

•	JV combines the mining expertise of MRL and the advanced specialty chemical processing expertise of Albemarle

•	Decision made to idle Wodgina mine based on current market conditions

CHARLOTTE, N.C., Oct. 31, 2019 - Albemarle Corporation (NYSE: ALB), a leader in the global specialty chemicals industry, announced today that it has closed its transaction with Mineral Resources Limited (“MRL”) (ASX: MIN) under the Asset Sale and Share Subscription Agreement that was entered into on December 14, 2018, and subsequently amended on August 1, 2019, and the MRL Kemerton Sale and Purchase Agreement that was entered into on August 1, 2019 (“Agreement”). The 60/40 joint venture between Albemarle and MRL, respectively, is named MARBL Lithium Joint Venture (“MARBL”).

Under the Agreement, Albemarle has acquired a 60% interest in MRL’s Wodgina spodumene mine in Western Australia for US$1.3 billion, consisting of a cash payment of US$820 million, and the transfer to MRL of a 40% interest in two 25 ktpa lithium hydroxide conversion trains being built by Albemarle at Kemerton in Western Australia. MARBL will manage the operation of the Wodgina mine and the Kemerton conversion trains. Albemarle will market 100% of the output from the Wodgina mine and Kemerton lithium hydroxide conversion trains.

The 50 ktpa lithium hydroxide conversion capacity at Kemerton is currently scheduled to be commissioned in stages starting in the first half of 2021. The timing and location of any further lithium hydroxide conversion capacity that may be developed by the joint venture will be based on market demand and will be funded 60/40 by Albemarle and MRL.

Based on current market conditions, the Wodgina mine will idle production of spodumene until market demand supports bringing the mine back into production.

“We are pleased to announce the formation of this joint venture with Mineral Resources. Over the past year, we have worked closely together and are even more confident that our investment will produce substantial, long-term value,” said Luke Kissam, Albemarle CEO. “In the short term, we have made the prudent decision to idle mine activity until market conditions improve, but we are well positioned for future growth given the high quality Wodgina resource and the combined operating expertise of both companies.”

The transaction was funded by borrowing of approximately US$900 million under an unsecured credit facility.
For additional information, FAQ’s are available on the Albemarle website (www.albemarle.com) and may be updated periodically. Additional details and commentary will also be provided during Albemarle’s third quarter 2019 earnings call on Thursday, November 7 at 9 a.m. EST.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 5,400 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, including, without limitation, information related to plans and anticipated benefits in relation to the joint venture, and all other information relating to matters that are not historical facts may constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; adverse changes in liquidity or financial or operating performance; changes in the demand for our products or the end-user markets in which our products are sold and the other factors detailed from time to time in the reports we file with the SEC, including those described under "Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Media Contact: Hailey Quinn, (980) 299-5640, Hailey.Quinn@albemarle.com
Investor Relations Contact: David Ryan, (980) 299-5641, David.Ryan@albemarle.com

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